NORTHFIELD BANCORP, INC.
ANNOUNCES PLANS FOR SECOND STEP OFFERING
ADOPTS PLAN OF CONVERSION AND REORGANIZATION
Avenel, New Jersey, June 4, 2010 — Northfield Bancorp, Inc. (the “Company”) (NasdaqGS: NFBK-News), the parent company for Northfield Bank, announced today that its Board of Directors, together with the Board of Trustees of Northfield Bancorp, MHC (the “MHC”) and the Board of Directors of Northfield Bank (the “Bank”) have unanimously adopted a Plan of Conversion and Reorganization (the “Plan of Conversion”).
Pursuant to the Plan of Conversion, the MHC will sell its majority ownership in the Company in a “second-step” stock offering. Simultaneously, the Company, which is currently a mutual holding company, will reorganize to a fully public stock holding company.
As part of the conversion and reorganization, the Bank will become a wholly owned subsidiary of a New Holding Company, which also will be named Northfield Bancorp, Inc. Shares of common stock of the Company held by persons other than the MHC (whose shares will be canceled) will be converted into shares of common stock of the New Holding Company pursuant to an exchange ratio intended to preserve the percentage ownership interests of such persons. In the stock offering, depositors of the Bank with qualifying deposits as of March 31, 2009, will have first priority to purchase the shares of common stock.
The transactions contemplated by the Plan of Conversion are subject to approval by the Company’s stockholders (including approval by a majority of the shares held by persons other than the MHC), the voting members of the MHC (depositors of the Bank), and the Office of Thrift Supervision.
Special meetings to approve the Plan of Conversion are likely to be held at the end of the third quarter of 2010. A prospectus or proxy statement-prospectus, as applicable, and other proxy materials containing detailed information relating to the Plan of Conversion, details of the offering, and business and financial information about the Company will be sent to stockholders of the Company and members of the MHC (depositors of the Bank) prior to the special meetings.
As a result of the Company’s adoption of the Plan of Conversion, the Company is terminating, effective immediately, its current stock repurchase plan.
Northfield Bancorp, Inc., with $2.1 billion in total assets, is the holding company for Northfield Bank. Northfield Bank, founded in 1887, operates 18 full service banking offices in Staten Island and Brooklyn, New York and Middlesex and Union counties, New Jersey. For more information about Northfield Bank, please visit www.eNorthfield.com.
This release is neither an offer to sell nor a solicitation of an offer to buy common stock. The offer is made only by the prospectus when accompanied by a stock order form. The shares of common stock of the New Holding Company are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation or any other government agency.
This press release contains certain forward-looking statements about the conversion and reorganization. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include delays in consummation of the Plan of Conversion and Reorganization, difficulties in selling the shares of stock or in selling the shares of stock within the expected time frame, increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect our business.